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                                                                      EXHIBIT 11

                    SUMMIT TECHNOLOGY, INC. AND SUBSIDIARIES
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS; UNAUDITED)


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                                                       THREE MONTHS                  NINE MONTHS
                                                    ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                                    1998          1997            1998          1997
----------------------------------------------------------------------------------------------------

Income from continuing operations                 $   698        $    24         $31,379     $ 1,196
Gain on sale of discontinued operations                --         10,711              --      10,711
Loss from discontinued operations                      --         (3,340)             --      (3,340)
                                                  -------------------------------------------------

Net income                                        $   698        $ 7,395         $31,379     $ 8,567
====================================================================================================


BASIC EARNINGS PER SHARE:

Weighted average common shares outstanding         31,243         31,256          31,199      31,146
                                                  -------------------------------------------------


Income from continuing operations                 $  0.02        $    --         $  1.00     $  0.04
Gain on sale of discontinued operations                --           0.34              --        0.34
Loss from discontinued operations                      --          (0.10)             --       (0.10)
                                                  -------------------------------------------------

Net income                                        $  0.02        $  0.24         $  1.00     $  0.28
====================================================================================================


DILUTED EARNINGS PER SHARE:

Weighted average common shares outstanding         31,243         31,256          31,199      31,146
Weighted average stock options outstanding             54            187              32         178
                                                  --------------------------------------------------
Total weighted average                             31,297         31,443          31,231      31,324
                                                  --------------------------------------------------

Income from continuing operations                 $  0.02        $    --         $  1.00     $  0.04
Gain on sale of discontinued operations                --           0.34              --        0.34
Loss from discontinued operations                      --          (0.10)             --       (0.10)
                                                  --------------------------------------------------

Net income                                        $  0.02        $  0.24         $  1.00     $  0.28
====================================================================================================



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